Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of May 23, 2025 (“Effective Date”), between Zynex, Inc., a Nevada corporation headquartered at 9655 Maroon Circle, Englewood, Colorado 80112, USA, (“Company”), and Steven Dyson, PhD (“Executive”) (collectively, “Parties”).

A.	Company is a duly organized Nevada corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing medical devices;

B.	Company desires Executive’s continued experience, skills, abilities, background, and knowledge, and is willing to engage Executive’s services under this Agreement; and

C.	Executive desires to continue to be in the employ of Company, and is willing to accept such employment under this Agreement.

The Parties agree as follows:

1.	Employment.

a.	Term. The Agreement shall be effective on the Effective Date and continue until terminated in accordance with the provisions of this Agreement (“Term”). Executive’s first day of employment will be August 18, 2025, or such other date as the Company and Executive mutually may agree (Executive’s actual first day of employment being the “Start Date”), subject in all cases to obtaining the required immigration status.

b.	Position and Duties. Commencing on the Start Date and ending on the last day of the Term, Executive shall serve as the Chief Executive Officer of the Company, together with the Board of Directors of the Company (“Board) where required and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties commensurate with his position as the Chief Executive Officer of a publicly-held company and as may from time to time be prescribed by the Board provided that such duties are consistent with Executive’s position as Chief Executive Officer or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company, subject to the following.

i.	Permitted Outside Activities. Notwithstanding the preceding, Executive may (a) participate in civic, charitable, and academic activities (if in a limited, non-executive leadership capacity unless a larger role is approved by the Board of Directors of the Company (“Board”); (b) purchase or own less than five percent (5%) of the securities of a corporation if such ownership represents a passive investment and Executive is not a controlling person of or a member of a group that controls such corporation; and (c) only with prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities described under (a), (b), and (c) do not at the time the activity or activities commence or thereafter create an actual or reasonably likely to occur business or fiduciary conflict of interest, or individually or in the aggregate, materially interfere with the performance of Executive’s duties to the Company. Subject to the preceding requirements, the Approved

Outside Roles listed in EXHIBIT A attached to this Agreement are approved for purposes of this Agreement.

ii.	No Adverse Activities. During the Term, Executive shall not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise, or in any company, person, or entity that, directly or indirectly, conflicts or competes with the business of the Company or any of its affiliates, and shall not participate in any activities that materially conflict or materially compete with the Company or materially interfere with Executive’s ability to carry out Executive’s duties under this Agreement (provided in all cases for purposes of this sentence that a passive investment in a mutual fund, ETF, collective trust, venture capital fund, private equity fund, or similar vehicle will not be a violation of this sentence so long as Executive does not direct the investment activities of the fund, trust or other vehicle).

iii.	Service as Director and Officer. Executive shall, if requested, also serve as a member of the Board or as an officer or director of any subsidiary or parent of the Company for no additional compensation. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices, or other positions that Executive may hold in the Company or any subsidiary or parent, unless otherwise agreed in writing by the Parties.

c.	Place of Performance. The principal place of Executive's employment shall be Executive’s primary residence located in London, UK, or any other residence as notified by the Executive to the Company in writing from time to time, or any other location he may temporarily occupy, including for the avoidance of doubt any non UK residence. Executive shall spend on average approximately (but not in excess of) 120 days per year at or near the Company’s corporate offices currently located at 9655 Maroon Circle, Englewood, Colorado 80112, USA. This day count shall be subject to amendment from time to time between Company and Executive, and in all cases the Parties will use their commercially reasonable efforts to avoid Executive becoming a US resident for tax purposes and to avoid violations of Executive’s immigration status. Additionally, Executive may be required to travel on Company business during the Term. Days spent traveling to the Company’s headquarters, on Company business and at other Company offices will be considered days spent at Company’s corporate offices unless otherwise agreed in writing.

2.	Compensation and Related Matters.
a.	Base Salary. “Base Salary” means Executive’s annual base salary in effect at any given time during the Term. Executive’s initial Base Salary shall be seven hundred fifty thousand dollars ($750,000.00), less applicable deductions and withholdings. The Compensation Committee or a majority of the independent members of the Board will review Executive’s Base Salary at least annually. Base Salary may be modified only by the Compensation Committee or the Board. Base Salary will be payable according to Company’s usual payroll policies, practices, and procedures for senior executives. Executive shall not commence earning Base Salary until the Start Date. For purposes of any severance payment under this Agreement, Base Salary shall be determined without any reduction that would constitute a basis for Good Reason.
b.	Bonus Compensation. During the Term, Executive is eligible for a total annual discretionary bonus with a target amount of up to one hundred percent (100%) of the Base Salary, less applicable deductions and withholdings, if Executive achieves the Performance Milestones (“Annual Bonus”).
i.	Performance Milestones. “Performance Milestones” means achievement targets, both for

Executive individually and for the Company’s performance, as determined in good faith by the Compensation Committee in consultation with Executive. Whether Executive has achieved Performance Milestones will be determined in good faith by the Compensation Committee. The Performance Milestones will be based on certain factors including, but not limited to, the Executive’s performance and the Company’s financial and operational performance. The Board or the Compensation Committee will review the Annual Bonus target amount annually and may adjust the Annual Bonus target amount, subject to section 3(e)(iv) of this Agreement.
ii.	Quarterly Installments. The Annual Bonus will be paid in quarterly installments based on whether the Performance Milestones are met during a given calendar quarter. A quarterly installment of an Annual Bonus is paid during the calendar quarter following the calendar quarter during which the quarterly installment of the Annual Bonus was earned; except that the quarterly installment of the Annual Bonus that is earned during the fourth calendar quarter will be paid within seventy-five (75) days of fiscal year end. The Executive must remain employed in good standing throughout the entire applicable bonus period to be eligible for a quarterly installment of the Annual Bonus, subject to the termination provisions of this Agreement.
iii.	2025 Bonus. For 2025 only, the Annual Bonus will be prorated based on the portion of the year Executive works and the applicable performance goals will be established by the Compensation Committee (in its discretion) no later than September 30, 2025 following good faith consultation with Executive regarding the proposed goals.
c.	Success Fee. If during the Term, a Change in Control occurs, the Company shall pay Executive a Success Fee if Executive remains employed through the date of the Change in Control, except to the extent otherwise provided in this Agreement.
i.	Definition. “Success Fee” means an amount equal to five percent (5%) of the total amount of cash consideration and value of any non-cash consideration received or receivable by holders of Common Stock (calculated on a fully diluted basis, but excluding out of the money options and similar out of the money instruments) in connection with a Change in Control (the “Net Proceeds”) that is in excess of $100,000,000 (“Baseline Threshold”). The Baseline Threshold will be reduced for any cash dividends, a recapitalization, or other change in capital structure that returns value to the shareholders after the Effective Date and before the Change in Control. If, as a result of application of the preceding sentence, the Baseline Threshold is reduced below zero dollars ($0), the negative Baseline Threshold shall be added to the Net Proceeds as a positive number (for example, if the Baseline Threshold is -$60 million, the Net Proceeds shall be increased by $60 million). For illustrative purposes only, if the Net Proceeds are $350,000,000, the Success Fee (if 100% vested) would be $12,500,000 (calculated as 5% of ($350 million minus $100 million)).
A.	Stock Purchase under One Hundred Percent. The formula for calculating the Success Fee above assumes that the Change in Control is for 100% of the stock of the Company. If the Change in Control is a stock purchase for less than 100% of the Company, the Net Proceeds will be calculated as the per share purchase price of the last transaction needed to achieve the greater than 50% interest, multiplied by the number of shares outstanding (on a fully diluted basis, but excluding out of the money options and similar out of the money instruments) as of immediately prior to the closing of the Change in Control.
B.	Asset Sale. The formula for calculating the Success Fee above assumes that the Change in Control is for 100% of the stock of the Company. If the Change in Control is an asset sale, the Net Proceeds will equal the volume weighted average price of the Common Stock of the Company on the trading market in which the Common Stock is then listed or, if the Common Stock is not listed, as quoted by Bloomberg Financial Markets or an equivalent, reliable reporting service selected in good faith by the Company for the ten (10) day period up to and including the date of the Change in Control, multiplied by the number of shares (calculated on a fully diluted basis, but excluding out of the money options and similar out of the money instruments) of Common Stock outstanding immediately prior to the Change in Control.

For the avoidance of doubt, the adjustments to Net Proceeds for cash dividends, a recapitalization, or other change in capital structure described in this Section also apply to subsections A and B above.

ii.	Payment. Such Success Fee shall be paid simultaneously with payments made to Company shareholders upon the closing of a Change in Control in cash or immediately marketable securities and on any subsequent dates that payments are made to Company shareholders in connection with such Change in Control, such as upon the disbursement of any proceeds from escrow or payments based on any earnouts (provided that, to the extent required to avoid imposition of tax or early recognition of income under Section 409A of the Code, such payments to Executive shall cease five (5) years after the Change in Control). The Success Fee will be paid in cash except that, to the extent all other non-affiliated shareholders receive property for their shares (including any contingent value rights), the Company shall have the option to pay Executive in the same property and in the same percentage received by all other non-affiliated shareholders. Executive is not entitled to more than one (1) Success Fee.
iii.	Vesting. Executive’s right to the Success Fee will vest as to 1/12th on each quarterly anniversary of the Start Date, provided that on any scheduled vesting date, Executive is in service with the Company on such date. Any portion of Executive’s right to the Success Fee that is unvested on the date of a Change in Control will fully vest on such date, provided that Executive is in service with the Company on such date (or as otherwise provided in this Agreement).
d.	Expenses. Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive during the Term in performing services under this Agreement, in accordance with Company policies and procedures for senior executive officers as determined by Company. Reimbursable expenses include, but are not limited to: (i) Executive’s business class travel to and from the United Kingdom; and (ii) living expenses, including a non-luxury rental apartment, short-term rental, hotel, or other accommodations reasonably nearby Company offices for Executive’s use while working in Colorado, provided all such expenses are reasonable and necessary and incurred by Executive during the Term in performing services under this Agreement.
e.	Legal and Tax Advisor Fees in Negotiating the Agreement. Company shall pay or reimburse Executive for Executive’s reasonable legal fees and reasonable tax advisor fees incurred with Company’s prior approval in negotiating and drafting this Agreement, including reasonable and necessary PE amendments as specified in Section 22 of this Agreement. Executive shall submit such reasonable expenses for reimbursement within 60 days of the Effective Date or the effective date of a PE amendment, and Company shall reimburse Executive within 30 days of Executive’s submission of such expenses in a form satisfactory to Company; provided that, any such payment shall be made no later than March 15 of the calendar year immediately following the Effective Date or the effective date of a PE amendment.
f.	Work Authorization. Company shall sponsor Executive’s I-129 Petition for Nonimmigrant (O-1) Worker and pay any fees required by law to be paid by Company, reasonable legal fees, USCIS filing fees, and other reasonable and necessary costs and expenses associated with such work authorization. Company shall pay premium processing application fees if available and selected by Company. Executive has read, understood, and agrees to comply with all applicable terms and conditions laid out in the representation and fee agreement with Palmer Polaski PC dated February 25, 2025, including but not limited to Section 6 “Conflict of Interest,” and any subsequent representation and fee agreements relating to Executive’s work authorization. Company will use its commercially reasonable best efforts in the immigration sponsorship process but cannot guarantee any result. This Agreement is intended to comply with applicable immigration laws. If the preceding effort is unsuccessful, Executive and the Company will use their commercially reasonable best efforts to establish a different arrangement that permits Executive to carry out Executive’s duties under this Agreement. If the parties are unable to establish such an arrangement on mutually satisfactory terms, this Agreement shall be of no effect except that the Company will remain obligated to pay the expenses and costs specified in Section 2.e and Section 2.f of this Agreement.
g.	Other Benefits. During the Term, Executive may participate in or receive benefits under the Company’s benefit plans for senior executive officers as determined by Company and subject to the terms of such plans, all on terms no less favorable than for other senior executive officers. Company may amend or terminate any benefit plan at any time in its sole discretion, subject to the preceding, the terms of such benefit plan and applicable law.
h.	Vacations. During the Term, Executive may take paid time off as set forth in this Agreement and in accordance with Company policies and procedures for senior executive officers as determined by Company in its sole discretion (“PTO”). Executive’s PTO begins accruing on the Effective Date and accrues at a rate of twenty-eight (28) days per calendar year until the accrual cap of two hundred forty (240) hours (“Accrual Cap”) is reached. Once Executive accrues enough unused PTO to reach the Accrual Cap, PTO stops accruing until the PTO balance falls below the Accrual Cap threshold. If Executive uses PTO days after reaching the Accrual Cap, accruals will resume until Executive’s balance reaches the Accrual Cap again. All accrued and unused PTO will automatically carry forward into the next calendar year, up to the maximum Accrual Cap. Executive may take all paid holidays offered by Company to its senior executive officers, as determined by Company in its sole discretion.
i.	Currency. All currency values set forth in this Agreement are in United States dollars, and all monetary payments and computations will be in (or converted to) United States dollars.
j.	Indemnification. The Parties have or will (no later than the Start Date) execute the Zynex, Inc. Indemnification Agreement substantially in the form of EXHIBIT B attached to this Agreement (“Indemnification Agreement”). Company agrees that the terms of such Indemnification Agreement are and will be no less favorable than for any other Company officer or director.
k.	Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with Company that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required pursuant to such law, government regulation, or stock exchange listing requirement, or any policy adopted by Company to comply with any such law, government regulation, or stock exchange listing requirement. Company’s Clawback Policy and Executive’s acknowledgement of Company’s Clawback Policy are attached as EXHIBIT C to this Agreement. Any clawback policy adopted after the date of this Agreement will not apply to the Success Fee or any equity award granted prior to the date of adoption of such clawback policy. In addition, if a court of competent jurisdiction finally determines, after exhaustion of appeals, that Executive engaged in willful misconduct constituting a crime or willful and knowing actual fraud that (in either case) materially increased the amount of the Market Cap Severance, Success Fee, or severance or caused the payment of any such material amount that was paid or is payable to Executive, Executive shall promptly repay the Company for, and the Company shall not be liable for, the portion of such amounts (if any) that the court determines resulted from such willful misconduct or willful and knowing fraud. The Company shall advance all fees, costs, and expenses, including reasonable attorneys’ fees, incurred by Executive with respect to such action in accordance with the terms of the indemnification Agreement between the Company and the Executive. Any indemnification agreement entered into in the future between the Company and Executive shall apply with full force to this obligation of the Company to advance fees, costs, and expenses.

3.	Termination. Executive’s employment with Company is at-will. Either Executive or Company may terminate the employment relationship at any time for any reason. During the Term, Executive’s employment under this Agreement may be terminated under the following circumstances:
a.	Death. Executive’s employment under this Agreement terminates automatically upon Executive’s death.
b.	Disability. Company may terminate Executive’s employment on account of Executive’s Disability. “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s then-existing position(s) under this Agreement, with or without reasonable accommodation, for a total of one hundred eighty (180) calendar days in any 12-month period or for one hundred twenty (120) consecutive days. If any question arises as to whether the Executive has a Disability, the Executive may, and at Company’s request shall, submit to the Company a certification in reasonable, clear, and complete detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive has a Disability or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If Executive fails to submit a requested certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under applicable law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
c.	Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means any of the following:
i.	Executive’s material breach of any material written agreement with the Company, including but not limited to the Confidentiality and Proprietary Rights Agreement attached as EXHIBIT D to this Agreement (“Confidentiality Agreement”), this Agreement, the Standards of Conduct, Conflict of Interest, or any other material written Company policy (in all cases that was provided in advance to Executive).
ii.	Executive’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to a felony;
iii.	Executive’s act of fraud, dishonesty, misappropriation, theft, embezzlement, or intentional misrepresentation in connection with Executive’s employment with Company or otherwise that is, or reasonably would be expected to be, materially injurious to the Company and its subsidiaries taken as a whole;
iv.	Executive’s intentional or willful refusal to follow the reasonable, material, and lawful directions of the Board (excluding any failure resulting from Executive’s death, disability, terminal condition, or failure to achieve a business objective following the expenditure by Executive of good faith commercially reasonable efforts);
v.	Executive’s gross negligence or intentional misconduct which is, or reasonably would be expected to be, materially injurious to the Company and its subsidiaries taken as a whole; or
vi.	Executive’s breach of a fiduciary duty owed to the Company by Executive that has or reasonably would be expected to have a material detrimental effect on the Company and its subsidiaries taken as a whole.

Before any action or inaction described in the clauses above (excluding (ii)) may constitute “Cause”, Executive must be provided with written notice thereof and thirty (30) days to cure the same if such action or inaction is curable. If such action or inaction is not curable, no advance notice is required.

d.	Termination Without Cause. Company may terminate Executive’s employment under this Agreement at any time for any reason. Company’s termination of Executive’s employment under this Agreement other than a termination for Cause or due to Executive’s death or Disability will be considered a termination “without Cause” under this Agreement.
e.	Termination by Executive. Executive may terminate his employment under this Agreement at any time for any reason, including but not limited to a Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s consent:
i.	Company materially breaches any term of this Agreement or any material written agreement (including, but not limited to, any equity award agreement) between the Company and Executive, and such breach causes or reasonably would be expected to be materially injurious to the Executive;
ii.	A material reduction in Executive’s title, duties, or responsibilities, including no longer being CEO of a public company, or the assignment to Executive of title, duties or responsibilities that are materially inconsistent with the role of CEO (other than a temporary change while Executive is physically or mentally incapacitated or as required by applicable law);
iii.	Excluding expected time spent at Company’s corporate offices and other terms specified in Section 1(c) of this Agreement, a further relocation by the Company of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles from his then-current residence; or
iv.	Executive’s Base Salary or Annual Bonus target amount is materially reduced or diminished.

Executive’s termination for Good Reason occurs under this Agreement only if: (1) Executive provides written notice to the Company within 30 days after Executive becomes aware of circumstances giving rise to Good Reason; (2) Company fails to correct the circumstances giving rise to Good Reason within 30 days following Company’s receipt of such notice (“Cure Period”); and (3) Executive resigns within 30 days following the end of the Cure Period. If such action or inaction is not curable, no advance notice is required. If Company cures the Good Reason condition during the Cure Period or Executive chooses not to resign, termination for Good Reason will not occur.

f.	Termination Notice. Except for termination due to Executive’s death, if either Party terminates Executive’s employment under this Agreement, the terminating Party shall provide a written Termination Notice to the non-terminating Party (“Termination Notice”).
g.	Termination Date. “Termination Date” means the date of termination of Executive’s employment with the Company; provided, however, if Executive gives a Termination Notice to Company, Company may unilaterally accelerate the Termination Date, and such acceleration will not result in Company’s termination for purposes of this Agreement.
4.	Compensation Upon Termination.
a.	Termination Generally. If Executive’s employment with the Company is terminated for any reason, Company shall pay or provide to the Executive (or to Executive’s authorized representative or estate) the following (i. through iii. collectively, the “Accrued Benefits”):
i.	Base Salary and Annual Bonus. Any Base Salary and quarterly installment(s) of the Annual Bonus earned through the Termination Date, outstanding reimbursable expenses, and earned, unused PTO that accrued through the Termination Date on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date;
ii.	Vested Benefits. Any vested benefits the Executive may have under Company’s benefit plans for senior executive officers through the Termination Date, which vested benefits shall be paid or provided in accordance with the terms of such benefit plans; and
iii.	Market Cap Severance. If prior to or as of Executive’s Termination Date, Executive has not earned a Success Fee, in lieu of any Success Fee, Company shall pay Executive a Market Cap Severance amount based on the volume-weighted average price of the Common Stock of the Company on the trading market in which the Common Stock is then listed or, if the Common Stock is not listed, as quoted by Bloomberg Financial Markets or an equivalent, reliable reporting service selected in good faith by the Company over the thirty (30) days preceding the Termination Date (“VWAP”), multiplied by the number of shares (on a fully diluted basis, but excluding out of the money options and similar out of the money instruments) of Common Stock outstanding on each such date (such total, the “Termination Date Market Cap”). The VWAP will be determined without regard to after-hours trading or any other trading outside of the primary trading session on such dates. If the VWAP cannot be calculated for shares of Common Stock on the foregoing basis, the VWAP of a share of Common Stock for the aforementioned period shall be determined in good faith by the Board.
A.	Amount. The “Market Cap Severance” amount means a payment in cash or registered shares of Zynex, Inc. calculated based on the VWAP reflecting five percent (5%) of the portion of the Termination Date Market Cap that is in excess of the Baseline Threshold, on the Termination Date; provided however, that if on the Start Date, the VWAP multiplied by the number of shares of Common Stock outstanding as of the Start Date (the “Start Date Market Cap”) is greater than the Baseline Threshold, then the Market Cap Severance amount shall be the sum of: (i) two and a half percent (2.5%) of the difference between the Baseline Threshold and $200,000,000, plus (ii) five percent (5%) of the difference between $200,000,000 and the Termination Date Market Cap.
B.	Baseline Threshold Reduction. The Baseline Threshold will be reduced for any cash dividends, recapitalization or other change in capital structure that, in either case, returned value to the shareholders after the Effective Date and before the Termination Date. If, as a result of application of the preceding sentence, the Baseline Threshold is reduced below zero dollars ($0), the negative Baseline Threshold shall be added to the Termination Date Market Cap as a positive number (for example, if the Baseline Threshold is -$60 million, the Net Proceeds shall be increased by $60 million).
C.	Vesting. The Market Cap Severance will vest to the same extent and on the same schedule as the Success Fee; provided however, that no Market Cap Severance shall be earned or payable if, within one year following the Start Date, Executive voluntarily terminates employment for a reason other than Good Reason, death or Disability. For illustrative purposes, if the Start Date Market Cap is $90,000,000 and the Termination Date Market Cap is $290,000,000, and Executive’s employment is terminated for any reason other than due to Executive resigning without Good Reason within one (1) year of the Start Date, Executive would earn Market Cap Severance as follows:

Quarters from Start Date to Termination Date	Percent Vested	Excess VWAP	Market Cap Severance
2	16.67%	$200,000,000	$1,666,667
4	33.33%	$200,000,000	$3,333,333
8	66.67%	$200,000,000	$6,666,667
12	100%	$200,000,000	$10,000,000

b.	Termination Without Cause or with Good Reason. If Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment with Good Reason, then subject to Executive’s continued compliance with this Agreement and the Confidentiality Agreement, Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement, substantially in the form of EXHIBIT E attached to this Agreement and as specified in Paragraph 9 of the Side Letter to Employment Agreement referenced in Paragraph 13 of this Agreement (“Separation Agreements”), and the Separation Agreements becoming fully effective, all within the time frame set forth in the Separation Agreements:
i.	Severance Amount. Company shall pay Executive an amount equal to eighteen (18) months of the Executive’s Base Salary in effect as of the Termination Date (“Severance Amount”); Company shall pay out amounts payable under this Section in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months commencing within sixty (60) days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, Company will begin to pay the Severance Amount in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, Executive is not entitled to any Severance Amount if Executive breaches or Company reasonably suspects Executive has breached the Confidentiality Agreement or this Agreement, including but not limited to the confidentiality provisions and restrictive covenants.
ii.	COBRA. If Executive was participating in any Company group health plan immediately prior to the Termination Date and elects COBRA health continuation, then Company shall pay to Executive a monthly cash payment for twelve (12) months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that Company would have made to provide health insurance to Executive if Executive had remained employed by Company.
5.	Change in Control Defined. “Change in Control” means the occurrence of any of a. or b. after the Start Date:
a.	Stock Acquisition. One person, or more than one person acting as a group (in either case, “Person”), acquires ownership of Company stock that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company.
i.	Sandgaard Group Exclusion. Notwithstanding the preceding, a Change in Control does not occur under a. on account of Mr. Thomas Sandgaard (including the Sandgaard Family Trust, any trust primarily for the benefit of Mr. Sandgaard, Sandgaard Holdings LLC, and any entity owned beneficially entirely by Mr. Sandgaard (collectively, “Sandgaard Group”)) acquires additional stock so long as both (i) the Sandgaard Group’s ownership constitutes seventy five (75%) or less of the total fair market value or total voting power of the stock of Company and (ii) the Company’s equity securities continue be listed on, and meet the listing standards (other than the minimum share price requirement), of the New York Stock Exchange or for Nasdaq (and for the avoidance of doubt, upon (i) and/or (ii) ceasing to be satisfied, a Change in Control will occur). If the Sandgaard Group subsequently transfers stock to another Person outside the Sandgaard Group, the existence of a Change in Control will be analyzed again immediately following each sale under this Section 5 (including, but not limited to, 5.a) upon each such transfer. For example (but not by way of limitation), if the Sandgaard Group transfers shares of Company stock to a Person who as a result then owns more than fifty percent (50%) of the total voting power of the stock of the Company, a Change in Control will have occurred upon such transfer.
b.	Asset Sale. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 5, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this Section 5, a Change in Control does not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A. Further and for purposes of clarity, a transaction will not constitute a Change in Control if its sole primary purpose is to change the jurisdiction of the Company’s incorporation.

6.	Section 280G.

a.	Section 280G Gross Up. In the event that the benefits provided for in this Agreement or otherwise provided by the Company to Executive (including, but not by way of limitation, any accelerated vesting on equity compensation) (the “Total Payments”) would subject Executive to an excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will pay Executive (i) an amount sufficient to pay the excise tax, and (ii) an additional amount sufficient to pay the Excise Tax and federal, state and local income and employment taxes arising from the payments made by the Company pursuant to this sentence. The amount calculated pursuant to the preceding sentence shall be referred to as the “Gross-Up Payment.” Notwithstanding the preceding, the actual amount paid to Executive under this Section 6.a shall equal 50% of the Gross-Up Payment.
b.	Calculations. The determination of Executive’s Excise Tax liability and the amount, if any, required to be paid under this Section 6 will be made in writing by the Company’s independent auditors (the “Accountants”). For purposes of making the calculations required by this Section 6, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate in effect in the calendar year in which the Gross-Up Payment will be made, based on the state in which Executive resides part-time in the U.S. (expected to be Colorado) and the calculation of federal income tax shall take into account any available deduction of any state and local income taxes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company will pay all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
c.	Payment Terms. The Accountants shall determine the Gross-Up Payment as soon as practicable after a Change in Control and (if applicable) Executive’s termination of employment (but in no event later than 15 days after any such event). In addition, the Accountants shall determine any Gross-Up Payment prior to termination of employment upon written request of Executive and assuming Executive has a reasonable basis for believing that he or she may be entitled to a Gross-Up Payment prior to termination of employment. The Gross-Up Payment shall be paid to Executive within ten (10) days after the Accountants’ determination. If the initial Gross-Up Payment made to Executive is finally determined to be too large or small, the following rules shall apply. If the initial Gross-Up Payment was too small, the Company shall promptly make an additional payment to Executive equal to the shortfall (plus any interest, penalties or additions payable by Executive with respect to such excess). If the initial Gross-Up Payment was too large, then Executive shall repay the amount of the excess to the Company, plus interest on the amount of such repayment at 120% of the applicable federal rate provided in section 1274 of the Code, but only to the extent that such repayment by Executive would result in a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes). The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of the Excise Tax with respect to the Total Payments (and associated income taxes, penalties and interest).
7.	Section 409A.

a.	Specified Employees. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of six months and one day after the Executive’s separation from service, or the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.	Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.	Non-Qualified Deferred Compensation. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.	General. This Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments under this Agreement comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either Party. Notwithstanding the foregoing, Company makes no representations or warranties that the payments and benefits provided under this Agreement comply with Section 409A of the Code or do not constitute deferred compensation under Section 409A of the Code, and Company shall not be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

8.	Confidential Information and Cooperation. The Executive agrees that Executive shall be bound by the terms of the Confidentiality Agreement. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from any offices and directorships Executive then held with the Company and its affiliates. Following any termination of employment, Executive shall reasonably cooperate with Company in the orderly transfer of work to other employees and in the defense of any action brought by any third party against the Company relating to Executive’s employment by Company; provided, that in each case Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by Executive in connection with such cooperation.
9.	Restrictive Covenants.
a.	Definitions.
i.	Restricted Business. For purposes of this Agreement, “Restricted Business” means (x) the business of physical rehabilitation, clinical cardiac monitoring, or electrotherapy devices for pain management, (in each case, so long as the Company is engaged in such business as of the Operative Date), (y) any business in which the Company was actively engaged as of the Operative Date, so long as the Company derived at least 5% of the Company’s revenue from such business during the Lookback Period, or (z) any business in which the Company, during the Lookback Period, had actively planned to become involved, so long as Executive had actual knowledge of such plans and contributed his services or knowledge to such plans, and so long as the Company derived at least 5% of the Company’s revenue from such business during the Lookback Period or reasonably expects to derive at least 5% of the Company’s revenue during the 12-month period immediately following the Operative Date.
ii.	Lookback Period. For purposes of this Agreement, “Lookback Period” means the 12-month period immediately preceding the Operative Date.
iii.	Operative Date. For purposes of this Agreement, “Operative Date” means one of the following: (x) the last date of Executive’s employment with the Company, in the case Executive is no longer employed with the Company as of the date the Company seeks enforcement of this Section 9; or (2) the date the Company seeks enforcement of this Section 9, to the extent Executive remains employed with the Company as of such date.
iv.	Restricted Period. For purposes of this Agreement, “Restricted Period” means a period of eighteen (18) months following the Termination Date.
v.	Restricted Territory. For purposes of this Agreement, “Restricted Territory” means the United States of America.
b.	Non-Solicitation of Employees and Service Providers. During the Term and the Restricted Period, Executive shall not in any way directly solicit or attempt to solicit or have any material involvement or role in soliciting or attempting to solicit any employee, officer, director, agent, independent contractor, supplier, content provider, vendor, or consultant (“Employees or Service Providers”) of the Company to terminate their relationship with the Company. The placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the Employees or Service Providers shall not be deemed to be a breach of the covenant not to solicit in this section.
c.	Covenants Not to Compete.
i.	General Acknowledgement. Executive acknowledges and agrees that the work and services Executive is to provide under this Agreement are to occur primarily in Colorado, and that Executive meets the salary threshold for a “highly compensated” employee as outlined in Colorado Law, C.R.S. Section 8-2-113(2).
ii.	Proprietary Information and Trade Secrets. Executive understands, acknowledges, and agrees that Company has valid Confidential Information, proprietary information, and trade secrets, as those terms are referenced or defined in the Confidentiality Agreement, that constitute valuable information not generally known to third parties, that is secret, and that Company makes efforts to keep secret. For purposes of this Section, “Confidential Information” also includes but is not limited to, any and all confidential and/or proprietary knowledge, data or information of Company or its affiliates, trade secrets, inventions, ideas, materials, concepts, processes, formulas, source and object codes, data, programs, other works of authorship, specialized or unique know-how, improvements, discoveries, developments, designs and techniques, research, development, products, marketing and selling, business plans, budgets, financial statements, licenses, prices and costs, suppliers and customers, and the existence of any business discussions, negotiations, or agreements between Company and third parties, and information regarding the skills, qualifications, or compensation of Company’s employees, contractors, and other service providers.
iii.	Importance of Protecting Company’s Trade Secrets. Executive understands and acknowledges Company’s trade secrets are of great competitive importance and commercial value to Company, and improper use or disclosure of Company’s Confidential Information and trade secrets are likely to result in unfair, damaging, or unlawful competitive activity. Executive’s obligations not to use or disclose trade secrets, standing alone, are insufficient to protect Company’s legitimate business interests because some post-employment activities would, by their nature, be likely to compromise trade secrets (regardless of intent) and cause damage to goodwill and customer relationships in ways that would be difficult if not impossible to detect and otherwise remedy effectively. The purpose of these Covenants Not to Compete are to protect Company’s trade secrets, and its restrictions are no broader than reasonably necessary to protect Company’s legitimate interest in protecting its trade secrets.
iv.	Covenant Not to Compete. To protect the Company’s trade secrets and other Confidential Information, during the Term and the Restricted Period, Executive shall not:
A.	Serve as an employee, officer, director, partner, investor, consultant, independent contractor, or otherwise for, or directly or indirectly, supervise, manage, or provide services to any person or entity engaged in the Restricted Business doing business within the Restricted Territory;
B.	Have an interest in any person or entity that engages directly or indirectly in the Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant (provided in all cases for purposes of this subsection 2 that a passive investment in a mutual fund, ETF, collective trust, venture capital fund, private equity fund, or similar vehicle will not be a violation of this subsection so long as Executive does not direct the investment activities of the fund, trust or other vehicle); or
C.	Intentionally interfere in any material respect with the business relationships between Company and its customers or suppliers.

Notwithstanding any of the foregoing, Executive may be a service provider (such as an employee, officer, director, partner, investor, consultant, or independent contractor) to an entity engaged in the Restricted Business so long as Executive is not involved with such Restricted Business (other than in immaterial ways) and Executive’s position as a service provider to such Restricted Business will not compromise Company’s trade secrets or cause material damage to Company’s goodwill or customer relationships (for example, but not by way of limitation, if Executive is a service provider to a private equity firm and that firm has a portfolio company that is a restricted business, but Executive has no involvement with such portfolio company).

v.	Non-Solicitation of Customers. During the Term and the Restricted Period, in order to protect the Company’s trade secrets and other Confidential Information (specifically including but not limited to secret and proprietary customer and prospective customer information), Executive shall not, directly or indirectly, solicit, contact, attempt to contact, meet with, or engage in any business dealings with, Company’s existing customers, or Company’s prospective customers that were prospective customers during the last 12 months of Executive’s employment with Company, for the purpose of causing such customer or prospective customer to cease its business with Company or reduce the extent to which it does business with Company.
vi.	Equitable Remedies. Executive acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to Company, for which monetary damages would not be an adequate remedy. In the event of a breach or a threatened breach by Executive of any such obligations, Company may, in addition to any other rights and remedies that may be available, seek and obtain equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post bond or other security.
vii.	Reasonableness of Restrictions. Executive acknowledges the restrictions contained in this Section are reasonable and necessary to protect Company’s trade secrets, Confidential Information, and other legitimate interests. If any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court or arbitrator is expressly empowered to reform such covenant, and such covenant shall be deemed reformed to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section and each provision of this Section are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions of this Section, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
viii.	Receipt of Notice. Executive acknowledges that Executive received the restrictive covenants contained in this Agreement prior to accepting Company’s offer of employment. Executive will execute and deliver to Company a separate Notice of Non-Compete, which is incorporated by reference into this Agreement, before accepting Company’s offer of employment.
10.	Publicity. Executive irrevocably consents to any uses and displays by Company and its duly authorized agents, representatives and licensees, of Executive’s undistorted name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Term, for legitimate commercial and business purposes of the Company directly communicating, demonstrating, or reflecting Executive’s service provider relationship with the Company, and only to the extent Executive’s name, voice, likeness, image, appearance, and biographical information is presented in a neutral or positive light (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Notwithstanding the foregoing, the Permitted Uses do not include attributing Executive’s name, voice, likeness, image, appearance, and/or biographical information to any name, voice, likeness, image, appearance, biographical information or statement that is not Executive’s or is not actually attributable to Executive. For the avoidance of doubt, while the foregoing consent does not authorize any new uses or displays of Executive’s name, voice, likeness, image, appearance and/or biographical information after the Term, the Company shall have the right to continue displays or uses already in existence as of the conclusion of the Term. Executive forever waives and releases the Company and its affiliates, and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Term, arising directly or indirectly from the exercise of rights in connection with any Permitted Uses.
11.	Non-disparagement. During the Term and for two years thereafter, Executive agrees not to, at any time, make written or verbal materially disparaging public comments about the Company or any of its officers, directors, employees, shareholders, or products (in each case in this sentence, with respect to such person or entity’s relationship with the Company only). During the Term and for two years thereafter, the Company agrees not to, at any time, make written or verbal materially disparaging public comments about, Employee. The Company will use its commercially reasonable best efforts to cause its officers, directors, and shareholders not to, at any time during the Term and for two years thereafter, make written or verbal materially disparaging public comments about, Executive. This Section 11 shall not be violated by truthful statements in response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing in this Agreement, including this Section 11, shall interfere with or impede Executive’s rights under Section 7 of the National Labor Relations Act, including the right to engage in concerted activity, to the extent applicable, or to file a charge or provide information to any governmental agency, or to provide information in response to a subpoena or other enforceable legal process or as otherwise required by law. The Parties have executed the attestation attached as EXHIBIT F to this Agreement to certify compliance with C.R.S. Section 24-34-407(1).
12.	Representations and Warranties. Executive represents and warrants to Company the following:

a.	Executive’s acceptance of employment with Company and the performance of duties hereunder does not and will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

b.	Executive’s acceptance of employment with Company and the performance of duties under this Agreement will not violate any non-solicitation, non-competition, or other similar covenant or agreement to which Executive is a party or otherwise bound, including agreements with prior employers.

13.	Side Letter. The Parties have executed the Side Letter to Employment Agreement attached to this Agreement as EXHIBIT G (“Side Letter”) to ensure compliance with UK legal requirements.

14.	Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, breach or this Agreement, or otherwise arising out of Executive’s employment or the termination of employment, will be governed by the Mutual Agreement to Arbitrate attached as EXHIBIT H to this Agreement (“Arbitration Agreement”).

15.	Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce the Arbitration Agreement, the Parties consent to the jurisdiction of the District Court of Douglas County, Colorado, and the United States District Court for the District of Colorado. With respect to any such court action, Executive submits to the personal jurisdiction of such courts, consents to service of process, and waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
16.	Integration. This Agreement, together with any documents incorporated by reference into this Agreement and listed in the Schedule of Exhibits attached as EXHIBIT I to this Agreement (“Schedule of Exhibits”), constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements between the Parties concerning such subject matter.
17.	Withholding. All payments made by Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by Company under applicable law.
18.	Enforceability. If any part of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect, and each part of this Agreement will be valid and enforceable to the fullest extent permitted by law.
19.	Survival. The provisions of this Agreement survive termination of this Agreement or the termination of Executive’s employment to the extent necessary to effectuate the terms and conditions of this Agreement.
20.	Waiver. No waiver of any provision of this Agreement is effective unless made in writing and signed by the waiving Party. Any Party’s failure to require the performance of any term or obligation of this Agreement, or any Party’s waiver of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
21.	Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the Party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:
a.	To Executive:

To the address specified in the payroll records of the Company.

b.	To Company:

Zynex, Inc.

ATTN: Board of Directors, Legal

9655 Maroon Circle

Englewood, Colorado 80112 USA

With email copies to: Chair of the Board, Chief Financial Officer, and General Counsel

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

22.	Amendment. This Agreement may be amended or modified only with approval of the Board and by a written instrument signed by the Executive and the Chair of the Board. If the Company determines in good faith, based on the advice of competent legal counsel and/or tax advisors, that the Company has a permanent establishment in the United Kingdom (“PE”), the Parties agree that they will coordinate in good faith to amend this Agreement and any exhibits hereto, which such amendments shall be limited to those strictly required by the laws of England and Wales due directly to the establishment of PE, and which such amendments shall alter the commercial and legal terms of this Agreement and its exhibits only to the minimum extent required by the laws of England and Wales.
23.	Governing Law. Except as otherwise provided in the Side Letter, this is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the District of Colorado.
24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
25.	Interpretation, Headings. As used in this Agreement, the use of the word “or” means “and/or.” This Agreement employs the use of “they” as a singular or plural pronoun as context requires. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
26.	Successors and Assigns. This Agreement is personal to Executive and Executive shall not assign this Agreement. Any purported assignment by the Executive is automatically void. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
27.	Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

The Parties have executed this Agreement as of the Effective Date.

ZYNEX, INC. By: /s/ Michael D. Cress MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors	EXECUTIVE /s/ Steven Dyson STEVEN DYSON, PHD an individual

EXHIBIT A

APPROVED OUTSIDE ROLES

Advantage Mentoring CIC – Founder & Chair of the Board (current)

Company Number	14253426
Place of Incorporation	United Kingdom
Date of Incorporation	July 25, 2022
Entity Type	Community Interest Corporation
Business Address	190 Great Dover Street London, England, SE1 4YB
Website	https://www.advantagementoring.co.uk/
Summary

Advantage is a UK-based community interest company administering mentorship programs for youth and adults with mild to moderate mental health challenges at local football clubs. Advantage’s mission is to deliver sustainable, impactful mental health and wellbeing support to local communities, fill the gaps in existing healthcare and wellbeing services, and increase equal access to mental health support. Executive serves as Advantage’s Founder and Chair of the Board.

Dyson Properties Ltd – Part Owner (current)

Company Number	00643068
Place of Incorporation	United Kingdom
Date of Incorporation	November 26, 1959
Entity Type	Private Limited Company
Business Address	Leigh House, 28-32 St Paul’s Street Leeds, West Yorkshire, LS1 2JT
Website	N/A
Summary

Executive owns and assists with management of a commercial real property company in the United Kingdom. Executive owns greater than 5% but does not serve on the board or as a manager. All owners of this company are members of Executive’s family.

Synaptive Medical – Member of the Board, Investor (prospective)

Company Number	814348280
Place of Incorporation	Canada
Date of Incorporation	April 30, 2012
Entity Type	Ontario Business Corporation
Business Address	555 Richmond Street West – Suite 800 Toronto, ON, M5V 3B1
Website	https://www.synaptivemedical.com/
Summary

Synaptive is a global medical technology company that unites MRI, surgical planning and navigation, robotic automation, digital microscopy, and informatics solutions to support neuro, spine, ENT, and plastics/reconstructive procedures. Current products include the Synaptive MRI, Modus X (robotic exoscope for neurosurgery, spine, ENT, and reconstructive microsurgery), Modus Plan (AI software to assist with brain scans), Modus Nav (software used in conjunction with Modus X to help navigate the brain during treatment), ImageDrive (AI software to collect, organize, and share data and digital images for clinical research), and BrightMatter Simulate (brain tissue models for practicing and demonstrating surgical approaches). Executive is seeking to invest and join the board in 2025.

Risolv Health Limited – Member of the Board, Investor (prospective; ownership likely to be greater than 5%)

Company Number	14591756
Place of Incorporation	United Kingdom
Date of Incorporation	January 13, 2023
Entity Type	Private Limited Company
Registered Agent Address	Clifton House, Bunnian Place, Basingstoke Hampshire, England, RG21 7JE
Website	https://risolvhealth.com/
Summary

Risolv is a supplier of over-the-counter medications, topical treatments, and supplements. Risolv’s vision is to “create a significant new player in the Consumer Health and Wellness market.” Risolv’s ten current product offerings treat headache and indigestion, women’s health, topical pain, travel sickness, burns, wounds, and warts. Risolv is currently seeking partners to expand its product offerings across these areas, including seeking partnership in “Women’s Health” and “Sports Devices” to treat pain. The website states, “Of particular interest are contract manufacturing organisations (CMOs) and existing market authorisation holders with the capacity to grant a duplicate license for products already on the market (UK / EU).” Executive is seeking to invest and join the board in 2025.

EXHIBIT D

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT (“Agreement”) is made between the undersigned (“Employee”) and Zynex, Inc. and its affiliates (“Zynex”) (collectively, “Parties”), as of May 23, 2025 (“Effective Date”).

A.	Zynex has invested significant time, effort, and resources into developing its valuable Confidential Information, trade secrets, and other proprietary material.

B.	To protect this information and ensure that it remains secure, Zynex requires all employees to agree to certain guidelines regarding confidentiality and ownership of intellectual property.

C.	This Agreement also helps to prevent the improper use of Zynex’s Confidential Information and trade secrets, which ensures the continued success of the business.

In consideration of Employee’s employment with Zynex, the Parties agree as follows:

1.	Confidentiality. Employee understands and acknowledges that during Employee’s employment with Zynex, Employee will create, have access to, and learn about confidential, secret, and proprietary documents, materials, data, and other information in any form relating to Zynex and its businesses. Employee further understands and acknowledges that Confidential Information is of great importance and commercial value to Zynex, and that any improper use or disclosure of Confidential Information will cause Zynex irreparable harm.

a.	Definitions. “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form, relating to Zynex trade secrets, documents, lists, processes, practices, strategies, plans, services, operations, communications, contact information, personal information, protected health information, patients, payors, providers, employees, personnel, customers, contracts, partners, suppliers, vendors, manufacturing, sales, marketing, pricing, billing, billing systems, operating systems, software, data, research, development, engineering, testing, results, technology, devices, supplies, products, inventions, unpublished patent applications, legal matters, internal controls, finance, accounting, investors, and any other confidential or proprietary information of Zynex. “Confidential Information” does not include: (i) information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise; (ii) information that is readily ascertainable to the public; (iii) information that Employee can show was in Employee’s rightful possession, without confidentiality obligations of Employee or any third party, at the time of disclosure by the Company; (iv) information Employee otherwise has a right to disclose as legally protected conduct; or (v) information regarding any alleged discriminatory or unfair employment practice.

b.	Employee Obligations. Employee shall preserve the confidentiality of all Confidential Information in accordance with this Agreement and applicable law. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT BEGIN IMMEDIATELY UPON EMPLOYEE FIRST HAVING ACCESS TO CONFIDENTIAL INFORMATION AND CONTINUE BOTH DURING AND AFTER EMPLOYEE’S EMPLOYMENT WITH ZYNEX.

i.	Employee shall not, directly or indirectly, use or disclose Confidential Information except as required and duly authorized in the scope of their employment with Zynex.

ii.	Employee shall not access or use any Confidential Information, copy any records containing any Confidential Information, or remove any such records from the premises or control of Zynex except as required and duly authorized in the scope of their employment with Zynex.

iii.	During the term of Employee’s employment, Employee shall not allow and shall promptly report any material unauthorized use or disclosure or improper handling of Confidential Information by others about which Employee has actual knowledge. For the avoidance of doubt, another person’s use or disclosure that has been properly authorized by Employee as required and duly authorized in the scope of Employee’s employment with Zynex does not constitute an unauthorized use or disclosure for purposes of the foregoing. Notwithstanding any of the foregoing, Employee is not required to report an unauthorized use or disclosure or improper handling described in this section if it is already known by the appropriate Zynex representative(s) responsible for addressing such unauthorized use or disclosure or improper handling.

iv.	Following termination of employment, Employee shall return all Confidential Information in the Employee’s possession or under the Employee’s control to Zynex and shall otherwise continue to maintain the confidentiality of Confidential Information.

v.	Employee shall not make an improper or unauthorized use (in connection with Employee’s employment with Zynex) or disclosure (to Zynex) of confidential and proprietary information of other companies or individuals, including Employee’s former employers and Zynex’s competitors. In connection with Employee’s employment with Zynex, Employee shall not use improper means to seek confidential or proprietary information about another company. Employee shall not reveal to Zynex or Zynex personnel any confidential or proprietary information of another company without the express authorization of such other company.

c.	Permitted Disclosures. Nothing in this Agreement prevents disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Nothing in this Agreement prevents disclosure of Confidential Information as legally protected conduct, such as disclosure of alleged discriminatory or unfair labor practices or alleged sexual assault or sexual harassment, exercise of Employee rights under the National Labor Relations Act (“NLRA”), or filing complaints with, participating in investigations by, or communicating with federal or state government agencies.

d.	Notice of DTSA Immunity. Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose trade secrets to their attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.	Intellectual Property Rights.

a.	Work Product. “Work Product” means all writings, works of authorship, documentation, technology, inventions, discoveries, ideas, plans, strategies, research, techniques, designs, models, patent applications, and other work product, including copies and improvements, relating at the time of conception or reduction to practice to Zynex business or demonstrably contemplated business, research, or development, that is conceived, created, prepared, produced, or reduced to practice by Employee individually or with others during Employee’s employment, regardless of time, location, or resources used, or otherwise using Zynex’s Confidential Information.

b.	Proprietary Rights. “Proprietary Rights” means all rights, title, and interest in and to copyrights, trademarks, trade secrets, patents, industrial rights, moral rights, associated goodwill, and all other proprietary rights, benefits, privileges, causes of action, and remedies relating to the Work Product.

c.	Ownership. Employee acknowledges and agrees that all Work Product is “work made for hire” as defined in 17 U.S.C. § 101 and will be Zynex’s sole and exclusive property and proprietary information. If for any reason the Work Product is not considered “work made for hire,” Employee hereby irrevocably assigns to Zynex all Proprietary Rights in the Work Product effective immediately upon its creation. Employee acknowledges and agrees that Employee does not retain any rights to use the Work Product, that all Proprietary Rights are the sole and exclusive property of Zynex, and shall not challenge Zynex’s ownership of the Work Product. Employee further irrevocably waives, to the extent permitted by applicable law, any claims Employee may have to rights of paternity, integrity, disclosure, withdrawal, and any other moral rights with respect to Work Product and Intellectual Property Rights.

d.	License. If for any reason the Work Product or Proprietary Rights are not assignable or Employee retains any right, title or interest in and to any Work Product or Proprietary Rights, Employee (i) unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Zynex with respect to such rights; (ii) agrees, at Zynex’s request and expense, to consent to and join in any action to enforce such rights; and (iii) grants to Zynex for no additional consideration an exclusive, worldwide, perpetual, irrevocable, royalty free, transferable, and sublicensable license to use, reproduce, disclose, distribute, display, perform, modify, develop, make, sell, offer, import, and otherwise use and exploit all or any part of the Work Product and any materials incorporated into the Work Product. Employee understands that this Agreement does not grant Employee any license or rights with respect to any Confidential Information, work products, proprietary rights, materials, software, or other tools made available to Employee.

e.	Further Assistance. At Zynex’s request and expense, both during and after Employee’s employment, Employee shall reasonably cooperate with Zynex to perform such acts and execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to obtain, sustain, and enforce Zynex Proprietary Rights in the Work Product. To the extent Zynex is unable because of Employee’s unavailability, mental or physical incapacity, or for any other reason to obtain Employee’s signature as required by the preceding sentence, Employee hereby irrevocably appoints Zynex and its officers and agents as Employee’s true and lawful agent and attorney in fact, with full power of substitution and delegation, with the right but not the obligation to execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to obtain, sustain, and enforce Zynex’s Proprietary Rights in the Work Product, including filing registrations or applications with the U.S. Copyright or Patent and Trademark Offices, on Employee’s behalf, with the same legal force and effect as if Employee so acted or signed, if Employee does not promptly coordinate with Zynex’s request. The power of attorney is coupled with an interest and shall not be impacted by Employee’s subsequent incapacity.

3.	Fiduciary Duties and Conflicts of Interest. Employee acknowledges that because of the special nature of the employment relationship between Zynex and Employee, Employee has fiduciary duties to Zynex, including fiduciary duties of the highest loyalty, fidelity, and allegiance to act in the best interests of Zynex, to make full disclosure to Zynex of all information pertaining to its business and interests, and to do no act that would injure Zynex’s business, interest, or reputation.

4.	Security. Employee shall comply with all Zynex security policies and procedures, including policies and procedures regarding electronic equipment, services, networks, passwords, applications, systems, software, phone, voicemail, fax, email, and messaging, data security, encryption, document storage and security, facilities access, tangible property, monitoring, and any other Zynex facilities, property, resources, and communication technologies (“Facilities and IT Resources”). Employee shall not use or access any Facilities and IT Resources except as authorized by Zynex and within the scope of Employee’s employment at Zynex. Employee shall not use or access any Facilities and IT Resources not accessible to the public in any manner after termination of Employee’s employment, whether termination is voluntary or involuntary. Employee is responsible for all actions taken using Employee’s user accounts and passwords, including the actions of any non-employee. Employee is responsible for the physical security of desktops, laptops, and any other equipment or property used. Additionally, Employee shall not download, install, or otherwise introduce software or other components into the Zynex environment without authorization. During Employee’s employment, Employee shall notify Zynex promptly if Employee has actual knowledge of any material violation of Zynex security policies and procedures by others, or of any material misappropriation or unauthorized access, use, reproduction, tampering, damage, or reverse engineering of any Facilities and IT Resources or other Zynex property or materials by others. Notwithstanding the foregoing, Employee is not required to report any such violation, misappropriation, or unauthorized access, use, reproduction, tampering, damage, or reverse engineering described in the preceding sentence if it is already known by the appropriate Zynex representative(s) responsible for addressing such conduct.

5.	Privacy. Employee has no reasonable expectation of privacy when using Zynex electronic equipment and services or in work-related content on Employee’s personal devices. Zynex may monitor, review, record, copy, disseminate, backup, and use any information on its email, messaging platforms, internet, computers, databases, files, telephones, voicemail, and other electronic devices and services, including work-related content and any use of Zynex electronic services on Employee’s personal devices, without notice. All Zynex equipment and services, including internet data, belongs to Zynex, and Zynex reserves the right to monitor and access internet traffic and data and any other information that is composed, sent, or received through its online connections or equipment. ZYNEX MAY MONITOR ITS ELECTRONIC SERVICES AND EQUIPMENT, INCLUDING RECORDING PHONE CALLS MADE THROUGH ITS TELEPHONE SYSTEMS AND RECORDING CALL CENTER SCREENS DURING AN ACTIVE CALL. Employee should assume Employee’s calls are being recorded by Zynex. This information may be subject to disclosure to third parties for legal reasons. Further, Employee has no reasonable expectation of privacy in any personal property located on Zynex premises and work sites or while engaged in Zynex business off premises, except as the law may otherwise provide. Zynex may conduct searches or inspections of its own desks, lockers, storage cabinets, closets, offices, facilities, parking lots, mail delivered to a Zynex address, and any other Zynex property at any time and at any location. Zynex may conduct searches of Employee’s personal property located on Zynex premises or work sites, including but not limited to coats, lunch boxes, bags, containers, and private vehicles, in any situation where Zynex is concerned about theft of Zynex property or the presence of weapons, alcohol, controlled substances, or other contraband on the premises. Employee consents to such searches and inspections by continuing employment with Zynex, using Zynex property or premises for storage, or entering onto Zynex premises with items capable of storing, hiding, or transporting Zynex property or weapons, alcohol, controlled substances, or other contraband. Employee shall not interfere with a search by Zynex as provided above.

6.	Patient Confidentiality. Zynex requires compliance with the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) with regard to any Protected Health Information (“PHI”) it transmits or maintains, including PHI of Zynex patients and employees. As a HIPPA covered entity, Zynex implements appropriate safeguards to protect PHI and does not permit the improper use or unauthorized disclosure of PHI in violation of HIPAA. Zynex makes reasonable efforts to limit disclosure of PHI to the minimum necessary to accomplish the intended purpose. Zynex is committed to training employees that have access to PHI on the requirements for complying with HIPAA. Employee shall comply with HIPAA requirements and Zynex’s HIPAA policies and procedures, including safeguarding PHI and ensuring it is not released to any third parties without permission, complying with minimum necessary standards for sharing PHI, not discussing patient cases except as necessary and authorized within the scope of Employee’s employment at Zynex. During Employee’s employment, Employee shall notify Zynex promptly if Employee has actual knowledge of any material violation of Zynex HIPAA policies and procedures by others, or of any material misappropriation or unauthorized access, use, reproduction, tampering, damage, or reverse engineering of any PHI by others. Notwithstanding the foregoing, Employee is not required to report any such violation, misappropriation, or unauthorized access, use, reproduction, tampering, damage, or reverse engineering described in the preceding sentence if it is already known by the appropriate Zynex representative(s) responsible for addressing such conduct.

7.	Return of Property and Confidential Information. Employees are entrusted during their employment with property that belongs to Zynex and that has value. Upon termination of Employee’s employment, or upon Zynex’s request, Employee shall return to Zynex any Zynex property, including electronic equipment, electronic devices, demo devices, keys, access cards, credit cards, documents, files, copies, materials, PHI, Confidential Information, and Work Product, that are in Employee’s possession or control. Only after Employee has returned all Zynex property to Zynex, Employee shall permanently delete any copies of documents and materials that remain in Employee’s possession or control. Zynex may withhold Employee’s final paycheck for up to ten (10) days to audit the return of all property and to determine the value of any property not returned. If Zynex determines it may deduct from Employee’s final paycheck, within ten (10) days after Employee’s employment terminates, Zynex will provide Employee with notice that Zynex is deducting from Employee’s wages for the value of property that Employee failed to return to Zynex. The notice will include a written accounting specifying the specific property Employee failed to return, the replacement value of the property, and, to the extent known, when property was provided to Employee and when Zynex believes Employee should have returned the property to Zynex. If, after Zynex provides notice and makes a deduction, Employee returns the property within fourteen (14) days after Zynex provides notice, Zynex will pay Employee the amount of the deduction within fourteen (14) days after Employee returns the property. Employee acknowledges that Employee is obligated to repay Zynex for the value of property not returned at termination. Employee shall comply with the terms and conditions of the return of demo devices or other property governed by any agreements Employee signed.

8.	Acknowledgments. EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE IS NOT UNDER ANY PRE-EXISTING OBLIGATIONS THAT CONFLICT WITH OR ARE INCONSISTENT WITH EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT. Employee acknowledges and agrees that the services to be rendered by Employee to Zynex are of a special and unique character, that Employee will obtain knowledge and skill relevant to Zynex’s industry, business methods, and marketing strategies, and that the terms and conditions of this Agreement are reasonable under these circumstances. Employee further acknowledges that Employee’s compensation reflects, in part, Employee’s obligations and Zynex’s rights under this Agreement, that Employee has no expectation of any additional compensation, royalties, or other payment, that Employee will not be subject to undue hardship due to Employee’s full compliance with this Agreement or Zynex’s enforcement of this Agreement. By executing this Agreement, Employee represents that Employee has been given the opportunity to fully review and understand the terms of this Agreement, and that Employee fully understands and freely and voluntarily signs this Agreement.

9.	At-Will Employment. This Agreement is not a contract for employment and is not a commitment by Zynex or Employee to continue an employment relationship for a certain period. EMPLOYEE’S EMPLOYMENT IS AT-WILL, AND ZYNEX OR EMPLOYEE MAY TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME AND FOR ANY REASON, WITH OR WITHOUT NOTICE.

10.	Remedies. In the event of Employee’s breach or threatened breach of this Agreement, Zynex may seek, in addition to other available remedies, a temporary or permanent injunction, or other equitable relief from any court of competent jurisdiction, without the necessity of showing actual damages or that monetary damages would not afford an adequate remedy, and without posting bond or other security. This relief is in addition to other available legal remedies. Employee acknowledges that breach of this Agreement may result in disciplinary action, up to and including termination of employment, or civil or criminal liability.

11.	Assignment. This Agreement inures to the benefit of Zynex and its permitted successors and assigns. Zynex in its discretion may assign this Agreement to any corporate affiliate or any corporate successor or assign of all or substantially all the business or assets of Employee’s employer. Employee may not assign any part of this Agreement. Any purported assignment of this Agreement by Employee in violation of this Agreement is void.

12.	Governing Law. This Agreement is governed by and construed in accordance with the laws of the state of Colorado, without regard to conflicts of law principles.

13.	Entire Agreement. This Agreement, together with other documents, policies, and procedures incorporated by reference into this Agreement, is the entire agreement with respect to its subject matter, and supersedes all prior written or verbal understandings and agreements with respect to the subject matter.

14.	Modification and Waiver. The Agreement may only be modified in writing signed by Employee and approved by a duly authorized officer of Zynex other than Employee. Zynex’s or Employee’s waiver of any breach of this Agreement does not constitute a waiver of any other term or condition of this Agreement, and either Party’s failure of or delay in exercising any right, power, or privilege under this Agreement does not constitute a waiver of such right, power, or privilege.

15.	Severability. All provisions of this Agreement will be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary to not render this Agreement invalid, illegal, or unenforceable. If any part of this Agreement is invalid, illegal, or unenforceable, the remainder of this Agreement will remain in full force and effect. To the extent permitted by law, the invalid or unenforceable provision may be modified to carry out the intent and agreement of Zynex and Employee. As modified, the Agreement will be binding on and enforceable against Zynex and Employee.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX, INC.	EXECUTIVE /s/ Steven Dyson STEVEN DYSON, PHD an individual

By: /s/ Michael Cress MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors

EXHIBIT E

FORM OF

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made between Steven Dyson (“Executive”) and Zynex, Inc. and its affiliates (“Zynex”) (collectively, “Parties”), as of the date of Executive’s signature below (“Effective Date”).

A.	Executive [is currently]/[was] employed by Zynex as Chief Executive Officer.

B.	Executive’s employment with Zynex [is terminating]/[terminated] effective [SEPARATION DATE] (“Separation Date”).

C.	The Parties are parties to an Employment Agreement dated May 23, 2025, as may be amended from time to time (“Employment Agreement”), pursuant to which Executive may be entitled to a severance package in exchange for Executive’s agreement to the terms, conditions, and waivers in this Agreement.

The Parties agree as follows:

1.	Payment. In exchange for the representations and promises set forth below, Zynex shall pay to Executive the Severance Amount as specified and in accordance with the Employment Agreement, provided other conditions for payment laid out in the Employment Agreement and this Agreement have been satisfied.

2.	Health Insurance. Executive’s group medical and dental coverage will cease effective [BENEFIT END DATE]. In exchange for the representations and promises set forth below, Zynex will pay Executive’s COBRA benefits as specified and in accordance with the Employment agreement, provided other conditions for payment laid out in the Employment Agreement and this Agreement have been satisfied. Executive will be provided a separate Summary of Health and Other Benefits (“Benefits Summary”), which contains important information with regard to Executive’s group health, welfare, and retirement benefits, if applicable.

3.	Tax Matters. Except as expressly stated in the Employment Agreement, Executive will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement.

4.	Other Compensation or Benefits. [Placeholder for language to acknowledge any agreed outstanding compensation owed, e.g., any anticipated future payments for the Success Fee in the Employment Agreement.] Executive acknowledges that, except as expressly provided in this Agreement or Section 4 of the Employment Agreement, Executive will not receive any additional compensation, benefits, or separation pay after the Separation Date. For any employee benefits sponsored by Zynex not specifically referenced in this Agreement, Executive will be treated as a terminated employee effective on the Separation Date.

5.	Post-Employment Restrictions. Executive acknowledges Executive’s continuing obligations under the Employment Agreement, including but not limited to the confidentiality provisions, restrictive covenants, and non-disparagement provisions in Sections 8, 9, and 11 of the Employment Agreement, which are conditions of payment under this Agreement. Notwithstanding the provisions of any agreement with Zynex governing confidentiality, Zynex hereby notifies Executive that in accordance with 18 U.S.C. § 1833(b), Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Compliance Obligations. Executive represents that Executive has fulfilled all of Executive’s obligations to Zynex to raise any legal, regulatory, or compliance concerns while Executive was employed with Zynex.

7.	Assistance. Executive shall cooperate with Zynex to provide all information Zynex may reasonably request regarding matters involving Executive’s present or former relationship with Zynex, the work Executive performed, or present or former employees or customers of Zynex. Executive further agrees to reasonably cooperate with Zynex regarding any existing or future litigation, charges, or investigations brought by or against Zynex to the extent Zynex deems Executive’s cooperation necessary. Without limiting the foregoing, Executive shall: (a) meet with Zynex’s representatives, legal counsel, or other designees, at mutually convenient times and places, regarding any items within the scope of this provision; (b) provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) provide Zynex with notice of contact by any adverse party or an attorney or representative of any adverse party. All such assistance and cooperation described in this paragraph shall be limited so as not to unreasonably interfere with any other job or other business or professional activities in which Executive is engaged. Zynex shall reimburse Executive for any reasonable and documented out-of-pocket fees and expenses incurred by Executive in connection with such cooperation and assistance described in this paragraph. Executive shall not take any affirmative act to initiate contact with, or otherwise offer any form of assistance to, including, but not limited to, the furnishing of documents, statements, or any other form of information, to any plaintiff or plaintiff’s representative in any litigation involving Zynex. If Executive is ordered to appear for deposition or trial by a court order or subpoena, Executive shall give prompt notice to Zynex.

8.	General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns, irrevocably and unconditionally fully and forever waives, releases, and discharges Zynex, including Zynex’s parents, subsidiaries, affiliates, predecessors, successors, and assigns (collectively, “Zynex Affiliates”), and each of its and their respective agents, officers, directors, employees, attorneys, representatives, and shareholders (each in their capacities as such) (collectively, “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses, including attorneys’ fees, of any kind whatsoever that is related to Executive’s employment with or termination of employment with Zynex, whether known or unknown (collectively, “Claims”), that Executive may have or have ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of Executive’s execution of this Agreement, including, but not limited to:

a.	Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Colorado Anti-Discrimination Act (CADA), the Age Discrimination in Employment Act (ADEA) the Workplace Accommodations for Nursing Mothers Act,

the Pregnant Workers Fairness Act, the Lawful Off-Duty Activities Statute (LODA), the Personnel Files Executive Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Overtime and Minimum Pay Standards Order, the Colorado Healthy Families and Workplaces Act, Colorado FAMLI, including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

b.	Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid leave, vacation, sick pay, or severance;

c.	Claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric privacy laws, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, false imprisonment, and negligent or intentional infliction of emotional distress; and

d.	Claims for monetary or equitable relief, including but not limited to attorneys’ fees and costs, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit or restrict Executive in any way from (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Zynex or Zynex Affiliates’ legal, compliance or human resources officers provided Executive will not be entitled to recover monetary relief in connection with such investigation or proceeding; (c) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization provided Executive will not be entitled to recover monetary relief in connection with such proceeding; (d) filing or making any whistleblower claim or report; or (e) filing any claims that are not permitted to be waived or released under applicable law (although Executive’s ability to recover damages or other relief is still waived and released to the extent permitted by law). Zynex also acknowledges and agrees that the waiver and release provided by this Agreement will not apply to (v) any claim relating to an unfair labor practice under the National Labor Relations Act (“NLRA”), (x) any worker’s compensation claim (although Executive acknowledges that Executive is not aware of any illness, injury, or disability recoverable under worker compensation laws), (y) any claim submitted by Executive for unemployment insurance benefits provided by any government agency, or (z) indemnification pursuant to any indemnification agreement between Zynex and Executive, pursuant to Zynex’s certificate of incorporation and bylaws, or under any applicable D&O or other insurance policy, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation and bylaws, or insurance policy, in each case, as may be applicable. Zynex further acknowledges and agrees that nothing herein is intended to waive Executive’s rights to Executive’s vested non-cash equity interests in Zynex. In responding to any inquiry or request related to Executive’s claim for such unemployment insurance benefits, Zynex will respond truthfully and accurately and will not request the denial of Executive’s claim.

9.	ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, as amended. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that:

a.	Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;

b.	Executive has been advised to consult with an attorney prior to executing this Agreement;

c.	Executive has up to twenty-one (21) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier);

d.	Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement;

e.	This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Executive, provided that Zynex has also executed this Agreement by that date ("Effective Date"); and

f.	This Agreement does not affect Executive’s ability to contest the knowing and voluntary nature of this Agreement.

To the extent allowed by applicable statutory and regulatory law, the release contained in the preceding paragraph includes a waiver of rights and claims which Executive may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.) (the “ADEA”). Pursuant to the Older Workers Benefit Protection Act (Public Law 101-433; 1990 S. 1511), Executive acknowledges that this Release is intended to apply, and Executive expressly agrees that it will be effective, as a waiver of rights and claims arising under the ADEA.

10.	Withdrawal of Claims. To the extent Executive has any pending Claims, prior to issuance of the payments specified in this Agreement, Executive shall request withdrawal of any Claims, charges, or complaints that Executive has initiated or that others have initiated on Executive’s behalf against Zynex Affiliates, in any forum, relating to released Claims under this Agreement. Receipt of the Settlement Amount is conditioned upon successful withdrawal of all such Claims, charges, or complaints. Executive represents that Executive has not filed with any court, administrative agency, or arbitration forum any action or claim against Zynex Affiliates other than the Charges and currently knows of no existing act or omission by Zynex Affiliates that may constitute a claim or liability excluded from the release in this Agreement. For the avoidance of doubt, this representation does not include, and Executive is not required to disclose, any claims, complaints, or charges filed with the SEC or other government agencies.

11.	No Admission. Nothing in this Agreement is admission by Released Parties of any wrongdoing, liability, or noncompliance with any foreign, federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. Released Parties specifically disclaim and deny any wrongdoing or liability to Executive.

12.	Return of Documents and Property. By the Separation Date, Executive shall return to Zynex all Zynex and Zynex Affiliate property, including Confidential Information, identification cards, or badges, access codes or devices, keys, laptops, computers, tablets, printers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Zynex or Zynex Affiliate property in Executive's possession, in all cases that is actually or constructively known to Executive to be in his possession or control or should have been known to Executive to be in his possession or control following Executive’s reasonable best effort inquiry (the “Property”). Notwithstanding the foregoing, to the extent the Company has not provided Executive advance notice of termination of employment sufficient to enable Executive to return such Property that is not immediately accessible to Executive (e.g., Property stored in a secondary residence or other remote location) immediately on the Separation Date, Executive shall not be in breach of the foregoing covenant so long as Executive makes all commercially reasonably efforts to return such inaccessible Property as soon as possible, and in any event no later than ten (10) business days following the Separation Date. If Executive discovers that Executive has retained any Zynex or Zynex Affiliate proprietary or Confidential Information or property after the Separation Date, Executive shall, immediately upon discovery, contact Zynex and make arrangements for returning the information or property.

13.	Acknowledgements and Representations. Executive acknowledges and represents that Executive has not been denied any leave, benefits, or rights to which Executive may have been entitled under the FMLA or any other foreign, federal, or state law, and that Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation or relief. Executive further acknowledges and represents that, except as expressly provided in this Agreement, Executive has been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Released Parties have ever owed to Executive, and Executive understands that Executive will not receive any additional compensation, severance, or benefits after the Separation Date other than as explicitly provided for in this Agreement or Section 4 of the Employment Agreement, with the exception of any vested right Executive may have under the terms of a written ERISA-qualified benefit plan. Zynex represents and warrants that, to the best of its knowledge, it has paid or caused to be paid all wages, bonuses, compensation, benefits, and other amounts that Zynex has ever owed to Executive.

14.	Third Party Beneficiaries. Released Parties are third party beneficiaries of this Agreement and are entitled to enforce their rights under this Agreement. This Agreement does not otherwise confer any rights or remedies upon any person other than the Parties.

15.	Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and Zynex with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized representative of the Board of Directors of Zynex (“Board”). This Agreement will bind the heirs, personal representatives, successors and assigns of Executive and Zynex, and inure to the benefit of both Executive and Zynex, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in the federal or state courts located in Denver, Colorado, in accordance with the laws of the State of Colorado. If Executive breaches any of the terms of this Agreement or post-termination obligations, to the extent authorized by Colorado law, Executive will be responsible for payment of Zynex’s reasonable attorneys’ fees and costs incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

16.	Knowing and Voluntary Execution. Executive acknowledges that Executive has read this Agreement carefully and fully understands the meaning of the terms of this Agreement, including but not limited to the provisions regarding Executive’s right to review and revoke the Agreement. Executive acknowledges that Executive has signed this Agreement voluntarily, that Executive has not been pressured into accepting payment or the terms of this Agreement, and that Executive knowingly and voluntarily releases and waives all claims as described in this Agreement.

17.	Opportunity to Consult with Counsel. Executive further acknowledges that Executive has had the opportunity to consult with an attorney of Executive’s choice prior to signing this Agreement. Executive understands that any attorney’s fees incurred by Executive in the negotiation and execution of this Agreement are Executive’s responsibility.

18.	Review and Revocation.

a.	Executive acknowledges that Executive has been provided 21 calendar days from the date Executive receives this Agreement to decide whether Executive wishes to agree to its terms and that Executive is under no obligation to communicate Executive’s decision whether or not to execute this Agreement before the 21-day period has expired. Executive acknowledges that Executive may waive this 21-day review period, and by signing, dating, and returning this Agreement to the Board for Zynex’s signature prior to the expiration of the 21-day period, Executive will affect such waiver.

Executive further acknowledges that Executive may revoke this Agreement for a period of up to 7 calendar days after Executive signs it (not counting the day it was signed) and that the Agreement will not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, Executive must give written notice within the 7-day period stating that Executive wishes to revoke the Agreement to:

Zynex, Inc.

ATTN: Board of Directors, Legal

9655 Maroon Circle

Englewood, Colorado 80112 USA

With copies to: tsandgaard@zynex.com, dmoorhead@zynex.com, and legal@zynex.com

If Executive mails a notice of revocation, it must be postmarked no later than 7 days following the date on which Executive signed this Agreement (not counting the day it was signed) or such revocation will not be effective. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state of Colorado, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

b.	Executive acknowledges and agrees that if Executive effectively revokes this Agreement under the procedures described above, this Agreement will be unenforceable in its entirety, and Zynex will be released from its obligation under this Agreement to pay Executive additional separation benefits as set forth in the Employment Agreement.

The Parties have executed this Agreement as of the Effective Date.

EXECUTIVE

___________________________________

Steven Dyson

Date: ______________________________

ZYNEX, INC.

By: ________________________________

[Name]

[Title]

Date: ______________________________

Attestation of Compliance with C.R.S. § 24-34-407

The Separation Agreement (“Agreement”) to which this Attestation of Compliance is attached complies and is intended to comply, in good faith, with the requirements of C.R.S. § 24-34-407(1) governing Nondisclosure Agreements. The undersigned Parties to the Agreement attest that the Agreement complies with the requirements of C.R.S. § 24-34-407(1), and that if any part of the Agreement does not comply with such requirements, the Agreement will be automatically amended to comply accordingly.

EXECUTIVE

___________________________________

Steven Dyson

Date: ______________________________

ZYNEX, INC.

By: ________________________________

[Name]

[Title]

Date: ______________________________

EXHIBIT F

ATTESTATION OF COMPLIANCE WITH C.R.S. § 24-34-407

The Employment Agreement (“Agreement”) to which this Exhibit F is attached complies and is intended to comply, in good faith, with the requirements of C.R.S. § 24-34-407(1) governing Nondisclosure Agreements. The undersigned Parties to the Agreement attest that the Agreement complies with the requirements of C.R.S. § 24-34-407(1), and that if any part of the Agreement does not comply with such requirements, the Agreement will be automatically amended to comply accordingly.

ZYNEX MEDICAL, INC. By: /s/ Michael D. Cress MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors	EXECUTIVE /s/ Steven Dyson STEVEN DYSON, PHD, an individual

EXHIBIT G

SIDE LETTER TO EMPLOYMENT AGREEMENT

This SIDE LETTER (“Side Letter”) is made between Steven Dyson (“Executive”) and Zynex, Inc. and its affiliates (“Company”) (collectively, “Parties”), as of May 23, 2025 (“Effective Date”).

A. This Side Letter supplements and amends the Employment Agreement dated May 23, 2025 between the Parties (“Employment Agreement”).

B. The Executive is a UK national who will be primarily based in the United Kingdom and performing services as and where required under the Employment Agreement. The Parties wish to modify certain terms of the Employment Agreement to reflect this arrangement and ensure compliance with UK legal requirements.

The Parties agree as follows:

1.	Relationship with Employment Agreement. This Side Letter supplements the Employment Agreement. In the event of any conflict between the terms of this Side Letter and the Employment Agreement, the terms of this Side Letter shall prevail. Except as expressly modified by this Side Letter, all terms and conditions of the Employment Agreement remain in full force and effect.

2.	Place of Work. Executive’s principal place of work shall be as specified under Section 1(c) of the Employment Agreement.

3.	Governing Law and Jurisdiction. This Side Letter shall be governed by and construed in accordance with the laws of England and Wales, but only to the extent addressing UK statutory employment requirements, tax obligations, and other UK regulatory matters. The courts of England and Wales shall have jurisdiction solely over disputes or claims relating to UK statutory employment rights, tax obligations, and other UK regulatory matters. The original governing law and jurisdiction provisions in the Employment Agreement shall continue to apply to all other aspects of the employment relationship not specifically governed by UK legal requirements.

4.	Employment Status. Executive shall remain an officer of Company for corporate purposes and continue to report to the Company’s Board of Directors.

5.	Compensation and Benefits.

a.	Salary. Executive’s compensation shall be subject to UK income tax and National Insurance contributions as necessary to comply with UK tax and National Insurance requirements, with the Company paying the employer portion and Executive paying the employee portion.

b.	Pension. Company shall enroll Executive in a UK Pension Scheme as necessary to comply with the minimum UK automatic enrolment requirements. The Company and Executive shall make at least the minimum required contributions of Executive’s qualifying earnings, meaning Company is expected to contribute 3% of Executive’s qualifying earnings, and Executive is expected to contribute 5%. Executive may, in Executive’s sole discretion, opt out of any UK Pension Scheme in accordance with the terms of the UK Pension Scheme and UK automatic enrolment requirements. Nothing in this Agreement is intended to encourage or compel Executive to opt out of any UK Pension Scheme.

c.	Holidays. Executive shall be entitled to twenty-eight (28) days of paid holiday per year, inclusive of UK bank and public holidays, which will be granted as PTO as defined in and accordance with the terms of Section 2(h) of the Employment Agreement. For avoidance of doubt, Executive’s paid holiday/PTO is in addition to all paid holidays offered by Company to its senior executive officers, as determined by Company in its sole discretion.

6.	Working Time. Executive acknowledges that the Working Time Regulations 1998 (“WTR”) limit the working week to an average of 48 hours. EXECUTIVE HEREBY VOLUNTARILY AND EXPLICITLY OPTS OUT OF THE 48-HOUR WEEKLY WORKING LIMIT PURSUANT TO REGULATION 5 OF THE WTR. Executive may revoke this opt-out by giving three months’ written notice to the Company.

7.	Termination Provisions. The notice period for termination of employment by either Party shall be a minimum 1 week per year of service up to 12 weeks. In the event of termination of employment, the Executive shall be entitled to any statutory rights under UK employment law in addition to any contractual entitlements under the Employment Agreement, whichever is more favorable to Executive.

8.	Pay in Lieu of Notice. Company may, at its sole discretion, terminate Executive’s employment with immediate effect by providing Executive with payment in lieu of notice equal to his basic salary for the applicable notice period, less statutory deductions. In the event of a Severance Amount being paid to Executive under Paragraph 4.b. of the Employment Agreement, the Severance Amount shall be deemed to include payment in lieu of Executive’s applicable notice period. Notwithstanding any contrary provision of this Side Letter, nothing in this Side Letter shall adversely affect Executive’s rights under the Employment Agreement, including (but not limited to) notice prior to a determination of cause or termination for cause, Executive’s right to receive severance payments or benefits under the Employment Agreement, or the amount of payments or benefits under the Employment Agreement.

9.	Separation Agreement. Upon termination of employment, at Company's request, the Executive shall enter into a separation agreement compliant with UK employment law requirements (including Section 203 of the Employment Rights Act 1996) covering a release of all claims related to Executive’s employment with or termination of employment with Company, however arising, whether under common law, contract, statute or otherwise, and in any jurisdiction, in addition to the Separation Agreement and Release provided for under Paragraph 4.b. of the Employment Agreement. The UK separation agreement shall materially align with the terms of the Separation Agreement and Release provided for under Paragraph 4.b. of the Employment Agreement to the extent such alignment is practicable and in compliance with UK employment law requirements. Company shall pay Executive’s reasonable legal fees to obtain independent legal advice in connection with any such UK separation agreement as required by law. Notwithstanding any contrary provision of this Section 9, the UK separation agreement shall not impose any post-employment or post-Board service obligation on Executive to which Executive has not already agreed in writing, nor shall the UK separation agreement expand the scope of claims released as compared to the Separation Agreement and Release provided for under Paragraph 4.b. of the Employment Agreement except to the limited extent necessary to achieve the same scope of release under UK law as provided under the Separation Agreement and Release.

10.	Data Protection. Executive acknowledges that Company will process personal data relating to Executive in accordance with its Data Protection Policy and applicable data protection legislation, including the UK GDPR and Data Protection Act 2018. Executive consents to Company transferring their personal data to the United States and other countries where Company operates, subject to appropriate safeguards being in place.

11.	Immigration Requirements. This Side Letter and the continued employment of Executive are conditional upon Executive having and maintaining the right to work in the UK. The Parties acknowledge that as of the Effective Date, Executive is a UK citizen. If applicable, Company shall provide reasonable assistance to Executive in obtaining and maintaining any necessary UK work authorizations.

12.	Entire Agreement. This Side Letter, together with the Employment Agreement and any other documents incorporated by reference into the Employment Agreement, constitutes the entire agreement between the Parties with respect to Executive’s employment and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings, and agreements.

13.	Counterparts. This Side Letter may be executed in any number of counterparts, each of which when executed shall constitute a duplicate, but all counterparts shall together constitute one agreement.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX, INC. By: /s/ Michael D. Cress MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors	EXECUTIVE /s/ Steven Dyson STEVEN DYSON, PHD an individual

EXHIBIT H

MUTUAL AGREEMENT TO ARBITRATE

This MUTUAL AGREEMENT TO ARBITRATE (“Agreement”) is made and entered into as of May 23, 2025 (“Effective Date”) by and between Zynex Medical, Inc., a Colorado corporation (“Zynex”), and the undersigned (“Employee”) (collectively, “Parties”).

The Parties agree as follows:

1.	Intent of Agreement. Employee and Zynex intend this Agreement to govern the resolution of all disputes, claims, and any other matters in question arising out of or relating to the Parties’ employment relationship. The Parties shall resolve all disputes arising out of the employment relationship in accordance with the provisions of this Agreement. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION TO THE FULLEST EXTENT ENFORCEABLE UNDER APPLICABLE LAW.

2.	Mandatory Arbitration. Any Covered Claim that relates in any way to the Parties’ employment relationship, whether based in contract, tort, statute, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures (“Rules”). The Rules are available online at www.adr.org/Rules. Employee may email the AAA at CustomerService@adr.org if Employee has any questions about the arbitration process. If the Rules are inconsistent with the terms of this Agreement, the terms of this Agreement control. Zynex will be responsible for all the Arbitrator’s fees and expenses, except that if Employee is responsible for initiating arbitration, Employee shall pay an initial filing fee to AAA no greater than an amount equivalent to the cost of initiating an action in court.

3.	Covered Claims. This Agreement covers all grievances, complaints, disputes, claims, or causes of action (“Claims”) in a federal, state, or local court or agency under applicable federal, state, or local laws, as amended, arising out of or related to Employee’s employment or termination of employment with Zynex, including Claims Employee may have against Zynex or Zynex’s officers, directors, supervisors, managers, employees, or agents (each in their capacities as such), or that Zynex may have against Employee, that are not otherwise excluded from Covered Claims under this Agreement (“Covered Claims”). “Covered Claims” include but are not limited to Claims arising in or out of tort, breach of any contract or covenant (express or implied), wrongful termination (constructive or actual), overtime, unpaid wages, meal and rest breaks, discrimination or harassment (including Claims based on race, sex, gender, gender identity or expression, religion, national origin, age, ancestry, marital status, medical condition, psychological condition, mental condition, disability, genetic information, reproductive health, military and veteran status, sexual orientation, or any other protected trait), violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including Claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act (WARN), the Age Discrimination in Employment Act (ADEA), the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Dodd-Frank Act, the Sarbanes-Oxley Act (SOX), biometric privacy laws, antitrust laws, state labor laws and codes, and any other federal, state, local, or foreign law governing any aspect of the Parties’ employment relationship or termination that can be arbitrated under applicable federal or state law, and any issues and defenses related to Covered Claims.

4.	Claims Not Covered. “Covered Claims” does not include Claims for workers’ compensation, unemployment compensation benefits, administrative charges for unfair labor practices brought before the National Labor Relations Board (NLRB), Excluded Claims as defined in Section 5 of this Agreement, sexual harassment or assault (unless the Employee agrees to arbitrate), whistleblower retaliation claims under SOX or the Dodd-Frank Act that cannot be arbitrated as a matter of law, or any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Employee is not precluded from filing complaints with their state’s civil rights division, the Equal Employment Opportunity Commission (EEOC), or the NLRB. Either Party may seek provisional remedies, such as an injunction or temporary restraining order, in aid of arbitration from a court of competent jurisdiction or from the arbitrator.

5.	Waiver of Class Action and Representative Action Claims. Except for representative claims that cannot be waived under applicable law and are therefore excluded from this Agreement (“Excluded Claims”), Employee and Zynex expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration, court, or any other forum; (c) each shall only submit their own, individual claims in arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual including, but not limited to, a representative action on behalf of other under the Private Attorney General Act of 2004 (PAGA); and (d) any claims by Employee will not be joined, consolidated, or heard together with claims of any other current or former employee of Zynex. To the extent that the Parties’ dispute involves both timely filed Excluded Claims and claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

6.	Waiver of Trial by Jury. Both Parties understand and fully agree that by entering into this Agreement, they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to, their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of a decision except as state law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering into this Agreement, they will gain the benefits of a speedy and less expensive dispute resolution procedure.

7.	Claims Procedure. Either Party may initiate arbitration upon express written notice to the other Party. Written notice of Employee’s claim must be mailed by certified or registered mail, return receipt requested, to Zynex’s General Counsel at 9655 Maroon Circle, Englewood, CO 80112, or to such other address as Zynex may later designate in writing. Written notice of Zynex’s claim will be mailed to Employee’s last known address. The written notice must identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration must be initiated within the same time limitations that applicable state law applies to those claim(s).

8.	Arbitrator Selection. One neutral Arbitrator shall be selected as provided in the AAA’s Rules.

9.	Discovery. The Parties may conduct discovery to the full extent authorized by the Federal Rules of Civil Procedure. The Arbitrator selected according to this Agreement will decide all discovery disputes.

10.	Governing and Substantive Law, Limitations. This Agreement and any arbitration are governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA. The Arbitrator must apply the substantive state or federal law (and the law of remedies, if applicable) applicable to the claim(s) asserted. The

Arbitrator will have no power to award punitive damages to either party, except where applicable statute allows for punitive damages. The Parties understand and agree that this Agreement does not affect Employee’s status as an at-will employee, and the Arbitrator will have no power to award relief that disregards Employee’s at-will employment status as provided in this Agreement, Employee’s offer letter or employment agreement, or the Zynex Employee Handbook.

11.	Hearing and Decision. The Arbitrator will conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator will provide the Parties with a written decision explaining their findings and conclusions. The Arbitrator’s decision will be final and binding upon the Parties. The arbitration will be conducted on a confidential basis, and the Parties shall not disclose the decision, evidence, or award beyond the arbitration proceeding except as necessary for tax purposes and seeking legal advice, as necessary for compliance with applicable law, as otherwise mutually agreed in writing by both Parties, or, in the case of Employee, to Employee’s immediate family members.

12.	Motions. The Arbitrator will have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator will have the authority to set deadlines for completion of discovery and for filing motions for summary judgment, and to set briefing schedules for any motions. The Arbitrator will have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, will apply the substantive law applicable to the cause of action.

13.	Compelling Arbitration and Enforcing Awards. Either Party may bring an action in court to compel arbitration under this Agreement or to otherwise determine the arbitrability of claims under this Agreement, and to confirm, vacate, or enforce an arbitration award. Each Party shall bear its own attorney fees and costs and other expenses of such action.

14.	Arbitration Fees and Costs. Zynex shall pay the arbitrator’s fees and expenses. Each Party shall pay its own costs and attorneys’ fees, if any. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. The Arbitrator will resolve any dispute as to the reasonableness of any fee or cost.

15.	Term of Agreement. This Agreement is effective as of the Effective Date and continues until terminated as set forth in this Agreement. This Agreement survives the termination of Employee’s employment and can only be revoked or modified in a writing signed by both Parties that specifically states an intent to revoke or modify this Agreement. Any modification or revocation of this Agreement must be signed by an Officer of Zynex, such as the Chief Executive Officer.

16.	Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision will be severed, and such adjudication will not affect the validity of the remainder of this Agreement.

17.	Voluntary Agreement. By executing this Agreement, the Parties represent that they have been given the opportunity to fully review, comprehend, and negotiate the terms of this Agreement. The Parties fully understand the terms of this Agreement and freely and voluntarily sign this Agreement.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX MEDICAL, INC. By: /s/ Michael D. Cress MICHAEL D. CRESS Chair of the Compensation Committee Board of Directors	EXECUTIVE /s/ Steven Dyson STEVEN DYSON, PHD, an individual

EXHIBIT I

SCHEDULE OF EXHIBITS

Letter	Description	Page Nos.
EXHIBIT A	Approved Outside Roles	21 – 22
EXHIBIT B	Form of Indemnification Agreement	23 – 35
EXHIBIT C	Clawback Policy and Acknowledgement	36 – 40
EXHIBIT D	Confidentiality Agreement	41 – 47
EXHIBIT E	Form of Separation Agreement	48 – 55
EXHIBIT F	Attestation of Compliance with C.R.S. § 24-34-407(1)	56
EXHIBIT G	Side Letter to Employment Agreement	57 – 59
EXHIBIT H	Arbitration Agreement	60 – 63
EXHIBIT I	Schedule of Exhibits	64
N/A

Notice of Non-Compete – incorporated by reference in Section 9(c)(viii) of the Employment Agreement and provided in a document separate from the Employment Agreement in compliance with C.R.S. § 8-2-113(4)(b)

N/A